Exhibit 99.1

Performance Food Group Company Announces Chief Financial Officer Jim Hope to Retire; Transitioning the Role to Vistar President & Chief Operating Officer Patrick Hatcher Planned for Final Quarter of Calendar 2022

August 10, 2022, RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC) today announced the upcoming retirement of Executive Vice President & Chief Financial Officer Jim Hope and the transition of the role to Patrick Hatcher, Vistar President & Chief Operating Officer during the final quarter of calendar 2022.

“Jim has been a driving force in PFG’s tremendous growth over the past several years. The depth of experience and enthusiasm he has brought to the CFO role has positioned us with the financial strength to deliver significant value to our stakeholders,” said PFG Chairman & CEO George Holm. “Patrick has shown his strength as a leader since joining us in 2010. We were excited to promote him to President & Chief Operating Officer for Vistar and now we are eager to have his talents on PFG’s senior leadership team. With Jim’s mentorship and guidance over the coming months, I am looking forward to a smooth transition as PFG continues our strategic and disciplined financial approach.”

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Mr. Hope has had an impressive career in the industry for more than 35 years. Early in his career with PFG, he led efforts to streamline business operations, strengthen internal best practices, develop PFG’s Specialty business and guide procurement and operations strategies. As CFO, he has led PFG’s corporate finance department, overseeing accounting, tax, treasury, internal audit, investor relations and financial planning. Prior to PFG, Mr. Hope held executive leadership roles with Sysco Corporation for 26 years, serving as Executive Vice President of Business Transformation, Senior Vice President of Sales and Operating Company President.

“I have appreciated Jim’s strong voice on my team, along with his expertise and valuable guidance,” added Mr. Holm. “On behalf of the senior leadership team, we wish him well when he embarks on his retirement in the new year.”

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Mr. Hatcher is currently President & Chief Operating Office of Vistar. He joined Vistar in 2010 and has held diverse executive leadership roles spanning finance, information technology, sales and marketing, including Vice President, Finance & Chief Financial Officer, Vistar. Prior to joining PFG’s family of companies, Mr. Hatcher spent 10 years with MillerCoors in finance and numerous other functions. He brings global experience from his roles as a senior business development producer for China.com and as an operations manager for South China Brewing Company. He currently serves as the vice chair of the NAMA Board of Directors, the U.S. convenience services industry association.

“We recognize that a strong financial foundation has been key to PFG delivering on our growth strategy and for our shareholders,” said Mr. Holm. “Patrick’s understanding of our business and his expertise in finance make him an excellent choice to serve as the CFO for Performance Food Group.” Mr. Hope added, “This is an exciting time for PFG and with Patrick’s expertise, we will be well-positioned to continue on our successful path. I am confident that the transition period will be seamless and successfully prepare Patrick for his new role.”

Scott McPherson Promoted to PFG Executive Vice President

The company has also promoted Scott McPherson to PFG Executive Vice President and President & CEO of Convenience. With this promotion, Mr. McPherson will also provide executive oversight to the Vistar segment. He will continue to report to PFG President & Chief Operating Officer Craig Hoskins.

“I’m very pleased to add Scott’s vision and voice to PFG’s senior leadership team,” said Mr. Holm. “His leadership of Core-Mark has been a driving force in our fast and successful integration of that business into PFG’s family of companies. With Scott’s expanded scope, I am looking forward to continuing growth, innovation and success for PFG.”

Mr. McPherson held numerous leadership roles with Core-Mark, most recently serving as President & CEO. During his 30-year career with Core-Mark, he has held Senior Vice President roles for the company’s U.S. Division, Corporate Development and Business Operations & Development and served as President and Chief Operating Officer.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG, and our family of companies, market and deliver quality food and related products to 300,000+ locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 30,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Investors:	Media:
Bill Marshall	Scott Golden
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804-287-8108	804-484-7873
Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com